EXHIBIT 99.2

       RYDER STUDENT TRANSPORTATION SERVICES, INC. RETIREMENT/SAVINGS PLAN
                 ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998


                                       NUMBER OF       COST OF        NUMBER OF      PROCEEDS         REALIZED
                                       PURCHASES       PURCHASES        SALES        FROM SALE          GAIN
                                       ---------    -------------   ------------   ------------       --------
Managed Interest Income Fund*               213      $1,561,739             230      $1,071,008      $       --
Fidelity Equity-Income Fund*                213         634,553             176         340,510          28,054
Fidelity Aggressive Growth Fund*            207         570,995             162         289,716           7,722

* Represents a Party-in-Interest

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